Exhibit 99.1

Transgenomic Reports Second Quarter 2016 Financial Results

Conference Call to be Held at 5:00 PM Eastern Time Today

Omaha, Neb. (August 12, 2016) - Transgenomic, Inc. (TBIO), (NASDAQ: TBIO) today reported financial results for the second quarter ended June 30, 2016, and provided a business update.

Second Quarter Financial Results from Continuing Operations

Net sales for the second quarter of 2016 were $0.5 million as compared with $0.4 million for the same period in 2015. Sales of the Company’s contract laboratory services were flat year over year. The slight increase in total sales for the current year reflects increased oncology and grant revenues.

Gross profit was negative $0.1 million for both the second quarters of 2016 and 2015. A significant portion of cost of goods sold is fixed costs associated with the operation of Transgenomic’s laboratory. The Company anticipates that gross profit percentages will increase as revenues from ICE COLD-PCR (ICP)-based products and services rise.

Operating expenses were $1.8 million during the second quarter of 2016 as compared to $2.4 million in the second quarter of 2015. The $0.6 million decrease in operating expenses was due to lower stock compensation costs and franchise tax fees in the second quarter of 2016 as compared to the same period in 2015.

The net loss from continuing operations for the second quarter of 2016 was $2.2 million, or $0.10 per share, compared with a net loss from continuing operations of $2.9 million, or $0.26 per share, for the second quarter of 2015 which is a decrease of $0.7 million, or 24% for the second quarter of 2016. Modified EBITDA, which is a non-GAAP measure that Transgenomic views as an appropriate and sound measure of the Company's results, was a loss of $1.8 million for the second quarter of 2016, compared to a loss of $2.1 million for the same period in 2015. A reconciliation of net loss to Modified EBITDA is presented below.

Cash and cash equivalents were $0.4 million at both June 30, 2016 and December 31, 2015.

Paul Kinnon, Transgenomic President and Chief Executive Officer, commented, “In 2016, Transgenomic has made significant progress towards our strategic goal of becoming a focused ICE-COLD PCR-based precision medicine company. Despite challenges, we have significantly advanced our ICP commercialization strategy with the launch of multiple CLIA tests for cancer, we joined forces with a world-class distributor for our ICEme™ Kits, we conducted clinical studies further validating the utility of our ICP liquid biopsy technology, and we continued to work with our biopharmaceutical partners towards developing a scalable ICP-based services business. We have assembled and expanded our pipeline of potential partners and collaborators and are optimistic that we will begin to enter into revenue-generating collaborations in the coming months. We accomplished this while delivering on our promise to divest our non-strategic assets, thereby significantly reducing our expenses and generating some non-dilutive cash. The positive feedback we are receiving from early ICP customers and potential partners is encouraging as we move forward as a streamlined, highly focused company dedicated to successfully commercializing our unique ICE-COLD PCR technology, which we believe has the potential to increase the speed of wide adoption of genomic-based precision medicine.”

Six Month Financial Results from Continuing Operations

Net sales for the six months ended June 30, 2016 were $0.7 million as compared with $1.2 million for the same period in 2015. The decrease reflects fewer sales of our contract laboratory services as a result of fewer customers with active projects in the current year.

Gross profit was negative $0.3 million for the first half of 2016, as compared to a positive $0.3 million for the first half of 2015. The decrease in gross profit in the current year is a result of the lower revenues during the six months ended June 30, 2016 as compared to the first six months of 2015. The negative gross margin in the current year is due to lower revenues that were insufficient to cover the Company’s laboratory’s fixed direct costs.

Operating expenses were $3.8 million and $4.6 million for the six months ended June 30, 2016 and 2015, respectively. This decrease was due to lower professional fees and lower stock compensation costs in the first half of 2016 as compared to the first half of 2015.

The net loss from continuing operations for the first half of 2016 was $4.3 million or $0.20 per share, compared with a net loss from continuing operations of $5.2 million or $0.54 per share for the same period of 2015.

Recent Highlights

•	VWR to Distribute Transgenomic’s ICEme Kits that Enable Liquid Biopsies - In July, signed a non-exclusive agreement with VWR for distribution of ICEme Kits to researchers and laboratories in North America. The kits are based on Multiplexed ICE COLD-PCR technology and are designed to facilitate genomics-based cancer research by providing accurate detection of mutations using any type of sample and any downstream sequencing platform.

•	Transgenomic Launches First Commercially Available CLIA Test for Detection of EGFR C797S Mutations that Predict Resistance to New Kinase Therapies for Lung Cancer – In July, launched high sensitivity Multiplexed ICE COLD-PCR-based assays and panels that can use blood, serum or tissue samples to detect predictors of resistance to 3rd-generation TKI drugs in non-small cell lung cancer patients. The C797S detection test is available as a solo assay and in three EGFR panels.

•	Transgenomic Licenses Commercial Rights to Long QT Syndrome Testing Portfolio to LabCorp – In July, signed commercial license agreement with Laboratory Corporation of America® Holdings for TBIO’s portfolio of intellectual property pertaining to DNA testing for Long QT syndrome (LQTS), a congenital heart rhythm disorder. Certain medications and activities can trigger LQTS, so accurately identifying individuals at risk is important. Further details of the non-exclusive agreement were not disclosed.

•	Transgenomic Study at ASCO Shows High Concordance between ICE COLD-PCR Liquid Biopsies and Conventional Tissue Biopsies – Study released at ASCO confirmed concordance of ICP-enriched and conventional PCR testing, identifying 97% of the mutations detected by standard tissue biopsy PCR. The study confirmed that ICP’s ultra-high sensitivity enables accurate use of plasma-based liquid biopsies for cancer mutation detection.

•	Transgenomic Launches First Rapid Turnaround Breast Cancer Analysis Panel at AACR – Transgenomic’s new liquid biopsy test uses Multiplexed ICE COLD-PCR to detect actionable tumor mutations in genes relevant to treatment decisions with high sensitivity. Notably, results are available in 7-10 days, in contrast to turnaround times of up to four weeks for other testing methods.

Conference Call

Transgenomic management will host a conference call to discuss second quarter 2016 financial results and answer questions beginning at 5:00 p.m. Eastern Time today. To access the call via telephone, dial 877-876-9177 from the U.S. or Canada or 785-424-1666 for international participants and enter conference ID TRANS. The call also will be broadcast live over the Internet. To listen to the webcast, log onto the Company's Investor Relations web page at www.transgenomic.com/ir/investor-information/ and follow the instructions. An archived webcast of the call will be available for 30 days. A telephone replay will be available from 8:00 p.m. Eastern Time today through 11:59 p.m. Eastern Time August 26th by dialing 800-839-3742 (domestic) or 402-220-2979 (international).

About Transgenomic

Transgenomic, Inc. is a global biotechnology company advancing personalized medicine in oncology and inherited diseases through advanced diagnostic technologies, such as its revolutionary ICE COLD-PCR, which enables use of liquid biopsies for mutation detection. The company also provides specialized clinical and research services to biopharmaceutical companies developing targeted therapies. Transgenomic’s diagnostic technologies are designed to improve medical diagnoses and patient outcomes.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including the ability of the Company to grow its involvement in the diagnostic products and services markets, expectations regarding new clients, projects and prospects, and MX-ICP’s ability to accelerate the Company’s growth and generate revenue. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Contacts:

Media:

Barbara Lindheim

BLL Partners

212-584-2276

blindheim@bllbiopartners.com

Investors:

Transgenomic Investor Relations

investor.relations@transgenomic.com

TRANSGENOMIC, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
NET SALES	$505	$442	$741	$1,192
COST OF GOODS SOLD:	542	465	1,047	930
Gross profit	(37)	(23)	(306)	262
OPERATING EXPENSES:
Selling, general and administrative	1,436	1,908	3,140	3,712
Research and development	402	468	672	919
	1,838	2,376	3,812	4,631
OPERATING LOSS FROM CONTINUING OPERATIONS	(1,875)	(2,399)	(4,118)	(4,369)
OTHER INCOME (EXPENSE):
Interest expense, net	(328)	(186)	(497)	(376)
Warrant revaluation	24	(270)	345	(415)
Other, net	—	—	—	(13)
	(304)	(456)	(152)	(804)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(2,179)	(2,855)	(4,270)	(5,173)
INCOME TAX BENEFIT	—	(1)	—	(1)
LOSS FROM CONTINUING OPERATIONS	(2,179)	(2,854)	(4,270)	(5,172)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES	1,182	(421)	9	(1,144)
NET LOSS	(997)	(3,275)	(4,261)	(6,316)

PREFERRED STOCK DIVIDENDS	—	(331)	(21)	(662)

NET LOSS FROM CONTINUING OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS	(2,179)	(3,185)	(4,291)	(5,834)
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS	1,182	(421)	9	(1,144)
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(997)	$(3,606)	$(4,282)	$(6,978)

BASIC AND DILUTED LOSS PER COMMON SHARE FROM CONTINUING OPERATIONS	$(0.10)	$(0.26)	$(0.20)	$(0.54)
BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE FROM DISCONTINUED OPERATIONS	$0.05	$(0.03)	$—	$(0.11)
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.05)	$(0.30)	$(0.20)	$(0.65)
BASIC AND DILUTED WEIGHTED-AVERAGE SHARES OF COMMON STOCK OUTSTANDING	21,797,442	12,149,632	21,060,387	10,778,857

Transgenomic, Inc.

Summary Financial Results

Proforma Modified EBITDA

(dollars in thousands)

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company's financial performance and to internally manage its businesses. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

The following sets forth the reconciliation of Net Loss to Modified EBITDA for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
NET LOSS FROM CONTINUING OPERATIONS	$(2,179)	$(2,854)	$(4,270)	$(5,172)

INTEREST EXPENSE	328	186	497	376

INCOME TAX BENEFIT	—	(1)	—	(1)

DEPRECIATION AND AMORTIZATION	106	115	189	156

CHANGE IN FAIR VALUE OF WARRANTS	(24)	270	(345)	415

STOCK COMPENSATION EXPENSE	9	208	119	322

MODIFIED EBITDA	$(1,760)	$(2,076)	$(3,810)	$(3,904)

TRANSGENOMIC, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(unaudited)
	June 30,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$421	$444
Accounts receivable, net	328	264
Inventories, net	39	50
Other current assets	325	537
Assets held for sale	690	1,987
Total current assets	1,803	3,282
PROPERTY AND EQUIPMENT, NET	204	259
OTHER ASSETS:
Intangibles, net	1,029	1,170
Other assets	58	105
	$3,094	$4,816
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current liabilities	$17,719	$16,717
Liabilities held for sale	—	264
Total current liabilities	17,719	16,981
OTHER LIABILITIES:
Common stock warrant liability	1,442	350
Other long-term liabilities	223	305
Total liabilities	19,384	17,636

STOCKHOLDERS’ (DEFICIT) EQUITY	(16,290)	(12,820)
	$3,094	$4,816